Exhibit 99.1

              KEWAUNEE SCIENTIFIC REPORTS RESULTS FOR FIRST QUARTER

    STATESVILLE, N.C., Aug. 24 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2005.

    Net earnings for the quarter were $763,000, or $0.31 per diluted share. Excluding a gain on the sale of property, net earnings for the quarter were $223,000, or $0.09 per diluted share, as compared to net earnings of $193,000, or $0.08 per diluted share, in the same quarter last year. The previously reported sale of the Company's plant site in Lockhart, Texas resulted in an after-tax gain of $540,000, or $0.22 per diluted share.

    Sales for the quarter were $20,308,000, slightly above sales of $20,288,000 in the same period last year, and 5.7% above the previous quarter. The laboratory furniture marketplace continued its improvement during the quarter. The favorable impact of this improved marketplace on sales and earnings was partially offset by a softer marketplace for technical furniture. Order activity continued to improve, as in-coming orders of $20.4 million were the highest level in the past five quarters. The order backlog at July 31, 2005 increased to $40.7 million, as compared to $39.6 million at July 31, 2004, and was up slightly from April 30, 2005.

    The Company's balance sheet remains strong. Total debt at July 31, 2005 was $6.1 million, down from $9.8 million at July 31, 2004, while cash on hand at the end of the quarter was $1.0 million. Book value per share was $10.66 at July 31, 2005.

    "The laboratory furniture marketplace continues to improve," said William A. Shumaker, President and Chief Executive Officer. "Our recent quoting activity for projects over $1 million is the highest in several years. Although larger projects have delivery dates usually between 6-18 months from the order award date, this increased activity bodes well for the long-term. Our efforts to reduce raw material costs have been successful in obtaining more competitive pricing from new and existing suppliers, and we are aggressively expanding this effort.

    "Looking forward," Mr. Shumaker continued, "We expect progress to continue in most of our markets for the remainder of the fiscal year. The gradual improvement of the laboratory furniture market is projected to continue, but we do not yet see a strong improvement in sales for our technical furniture business. Our subsidiaries in India and Singapore continue to grow and contribute nicely, though modestly, to our sales and profits. We are particularly pleased to see improvement in the Singapore marketplace, which has been soft the past year."

    The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on September 8, 2005, payable on September 23, 2005.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

     Contact:  D. Michael Parker
               704/871-3290

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           Condensed Consolidated Statements of Operations [unaudited]
                      (in thousands, except per share data)

                                                     Three Months Ended
                                                ---------------------------
                                                   July 31        July 31
                                                    2005           2004
                                                ------------   ------------
Net sales                                       $     20,308   $     20,288
Cost of products sold                                 16,922         16,912

Gross profit                                           3,386          3,376
Operating expenses                                     2,920          3,046

Operating earnings                                       466            330
Other income                                             879             46
Interest expense                                         (87)           (86)

Earnings before income taxes                           1,258            290
Income tax expense                                       457            100

Earnings before minority interests                       801            190
Minority interests                                        38             (3)
Net earnings                                    $        763*  $        193

Net earnings per share
      Basic                                     $       0.31   $       0.08
      Diluted                                   $       0.31   $       0.08

Weighted average number of common
 shares outstanding (in thousands)
      Basic                                            2,492          2,490
      Diluted                                          2,492          2,500

     * Includes a non-recurring after-tax gain on the sale of property in the amount of $540,000, or $.22 per diluted share.

                      Condensed Consolidated Balance Sheets
                      (in thousands, except per share data)

                                                  July 31        April 30
                                                    2005           2005
                                                ------------   ------------
                                                 [unaudited]
Assets

Cash and cash equivalents                       $        646   $        225
Restricted cash                                          373            379
Receivables, less allowances                          21,231         21,683
Inventories                                            4,938          3,542
Prepaid expenses and other current assets              1,237            951
   Total current assets                               28,425         26,780
Net property, plant and equipment                     11,140         10,730
Other assets                                           7,328          8,702
Total Assets                                    $     46,893   $     46,212

Liabilities and Stockholders' Equity
Short-term borrowings                           $      5,038   $      3,778
Current portion of long-term debt                        652            931
Current obligations under capital leases                 114            111
Accounts payable                                       7,443          8,558
Other current liabilities                              3,219          3,021
   Total current liabilities                          16,466         16,399
Other non-current liabilities                          3,852          3,824
Total stockholders' equity                            26,575         25,989
Total Liabilities and Stockholders' Equity      $     46,893   $     46,212

CONTACT:  D. Michael Parker of Kewaunee Scientific Corporation,
+1-704-871-3290/ http://www.kewaunee.com /